Exhibit 10.75

December 15, 2006

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia V6V 2J1

Re:  New Financing

The following financial instruments (the “Financial Instruments”) are held by the entities identified below:

Date of Instrument	Financial Instrument	Amount	Held by
March 22, 2005	5% convertible preferred stock and warrants	$ 4.0 million	Cornell Capital Partners, LP (“Cornell”)
May 27, 2005	5% convertible debenture and warrants	$ 1.5 million	Cornell
Dec. 30, 2005	10% convertible debenture and warrants	$ 8.0 million	Xentennial Holdings Limited (“Xentennial”)
Dec. 30, 2005	10% convertible debenture and warrants	$ 20.0 million	Starome Investments Limited (“Starome”)
Dec. 30, 2005	10% convertible debenture and warrants	$ 2.0 million	Staraim Enterprises Limited (“Staraim”)

We understand that on November 7, 2006 SmarTire Systems Inc. closed on a $1.2 million securities purchase agreement providing for the sale by SmarTire, and the purchase by an unrelated entity, of a 10% convertible debenture due in October 2008 (the “New Financing”).

Each of Cornell, Starome, Xentennial and Staraim agrees that SmarTire’s consummation of the New Financing will not constitute an “event of default” (as defined in the applicable Financial Instrument) under or a breach by SmarTire of any provision contained in the Financial Instruments.

Yours very truly,

Cornell Capital Partners, LP /s/ Mark Angelo By: Mark Angelo Its: President and Portfolio Manager	Xentennial Holdings Limited /s/ Mark Angelo By: Mark Angelo Its: President and Portfolio Manager
Starome Investments Limited /s/ Michael Weiss By: Michael Weiss Its: Director	Staraim Enterprises Limited /s/ Mark Angelo By: Mark Angelo Its: President and Portfolio Manager